UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 12, 2006
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340, Toronto, Ontario	M5J 1A7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(416) 203-3898

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On July 27, 2006, as previously reported on the Current Report on Form 8-K filed by Cott Corporation (the “Company”) on August 2, 2006, the Company announced that it had appointed John Dennehy to serve as President, North America of the Company. Subsequently, on September 12, 2006, the Company executed an employment agreement (the “Employment Agreement”) with Mr. Dennehy, effective as of August 1, 2006.
Under the Employment Agreement, the Company will pay Mr. Dennehy a base salary of $375,000 per year and an annual car allowance of $14,500. He is also eligible to participate in the Company’s short-term executive bonus plan with an annual target bonus equal to his base salary, and Mr. Dennehy has the opportunity to earn up to an additional 100% of base salary for achievement of performance goals in excess of the target goals. The payment of Mr. Dennehy’s bonus for the 2006 fiscal year will be prorated as of August 1, 2006 on his new base salary. Mr. Dennehy is eligible to participate in all Company benefit plans made available to Company employees and senior executives, including the executive incentive share purchase and long-term incentive plans.
If the Company terminates Mr. Dennehy’s employment for cause or he resigns, the Company will pay him an amount equal to his accrued base salary, and any accrued but unpaid vacation entitlements, through the date of termination. If the Company terminates him without cause or he resigns for good reason, he will be entitled to the following: (i) his accrued base salary through the date of termination; (ii) his target bonus, prorated through the termination date based on the achievement of specified target goals to such date; and (iii) a lump-sum payment equal to (A) two (2) times his base salary and car allowance at the time of termination, plus (B) two (2) times his target bonus (at a maximum amount of 100% of the target payout amount), plus (C) an amount equal to the Company’s match amount for Mr. Dennehy’s participation in the Company 401k plan and the annual Company cost of life insurance for Mr. Dennehy, plus (D) replacement COBRA costs for an 18 month period. All such payments will be made less applicable statutory withholdings and deductions. Mr. Dennehy’s participation in all bonus plans or other stock option, equity or profit participation plans will terminate immediately on the date of termination of employment, provided that, subject to the approval of the Human Resources and Compensation Committee of the Board of Directors, all of his rights to receive unvested shares of the Company under the Company’s Performance Share Unit Plan will immediately vest.
Mr. Dennehy has agreed to be subject to standard confidentiality undertakings and will also be subject to non-competition, non-solicitation, and non-disparagement restrictions during the term of employment and for a period of 24 months following termination.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION
Date: September 14, 2006	By:	/s/ Mark Halperin
Mark Halperin
Chief Legal & Corporate Development Officer and Secretary